UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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PREMCOR INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice Of Annual Meeting Of Stockholders

To Be Held May 18, 2004

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Premcor Inc. will be held at the Hyatt Regency, 1800 East Putnam Avenue, Old Greenwich, Connecticut, on Tuesday, May 18, 2004, at 10:00 a.m. local time for the following purposes:

1.  To elect nine (9) directors.

2.  To amend the Premcor 2002 Equity Incentive Plan

3.  To ratify the appointment of Deloitte & Touche LLP as our independent auditor for the fiscal year ending December 31, 2004.

4.  To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on March 23, 2004, shall be entitled to notice of, and to vote at, the Annual Meeting.

By order of the board of directors

Michael D. Gayda

Secretary

Dated:	March 31, 2004
Old Greenwich, Connecticut

IMPORTANT:  PLEASE FILL IN, DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED, OR VOTE OVER THE TELEPHONE OR THE INTERNET, AS SOON AS POSSIBLE TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING.

Proxy Statement for the

Annual Meeting of Stockholders of

PREMCOR  INC.

To Be Held on Tuesday, May 18, 2004

PREMCOR INC.

1700 East Putnam Avenue

Old Greenwich, Connecticut 06870

PROXY STATEMENT

The accompanying form of proxy is solicited by the board of directors of Premcor Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held at the Hyatt Regency, 1800 East Putnam Avenue, Old Greenwich, Connecticut, on Tuesday, May 18, 2004, at 10 a.m. local time, or any adjournment thereof, at which stockholders of record at the close of business on March 23, 2004 shall be entitled to vote. The cost of solicitation of proxies will be borne by us. We may use the services of our directors, officers, employees and others to solicit proxies, personally or by telephone. Arrangements may also be made with brokerage houses and other custodians, nominees, fiduciaries and stockholders of record to forward solicitation material to the beneficial owners of stock held of record by such persons. We may reimburse such solicitors for reasonable out-of-pocket expenses incurred by them in soliciting, but no compensation will be paid for their services.

There is being mailed herewith to each stockholder of record our Annual Report to Stockholders for the fiscal year ended December 31, 2003, which includes our Annual Report on Form 10K filed with the Securities and Exchange Commission. It is intended that this Proxy Statement and accompanying form of proxy will first be sent or given to stockholders on or about March 31, 2004. Additionally, you can access a copy of our Annual Report via our website at http://www.premcor.com.

Each proxy executed and returned by a stockholder may be revoked at any time before it is voted by timely submission of written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to our secretary) or, if a stockholder is present at the Annual Meeting, the stockholder may elect to revoke such proxy and vote such shares personally. Attendance at the Annual Meeting will not, in itself, constitute revocation of a previously granted proxy.

If the accompanying proxy card is properly signed and returned to us and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the proxy card will vote FOR the slate of nominees proposed by our board of directors, FOR the amendment of the Premcor 2002 Equity Incentive Plan, FOR ratification of the appointment of Deloitte & Touche LLP as our independent auditor for the fiscal year ending December 31, 2004, and as recommended by the board of directors with regard to all other matters or, if no such recommendation is given, in their own discretion.

Pursuant to our by-laws, the board of directors has fixed March 23, 2004 as the time and date for the determination of stockholders entitled to vote at the Annual Meeting, notwithstanding any transfer of any stock on our books thereafter. On the record date, 74,183,430 shares of our common stock were outstanding and entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each holder of our common stock is entitled to one vote for each share of stock held by such holder. The presence at the Annual Meeting, in person or by proxy, of holders representing a majority of all the votes entitled to be cast at the Annual Meeting will constitute a quorum. In accordance with Delaware law, abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Each item on the agenda must receive the affirmative vote of a majority of the shares voted at the Annual Meeting in order to pass. Abstentions are counted in the calculation of the votes cast with respect to any of the matters submitted to a vote of stockholders, whereas broker non-votes are not counted in determining the votes cast with respect to any of the matters submitted to a vote of stockholders.

It is expected that the following business will be considered at the Annual Meeting and action taken thereon:

PROPOSAL ONE

ELECTION OF DIRECTORS

Pursuant to our by-laws, the board of directors has set the number of our directors at nine members. It is proposed to elect nine directors at this Annual Meeting to hold office for a one year term until the 2005 Annual Meeting of Stockholders and until their successors are duly elected and qualified. It is intended that the accompanying form of proxy will be voted for the nominees set forth below, each of whom is presently a director. If some unexpected occurrence should make necessary, in the board of directors’ judgment, the substitution of some other person or persons for any of the nominees, shares will be voted for such other person or persons as the board of directors may select. The board of directors is not aware that any nominee may be unable or unwilling to serve as a director. The following table sets forth certain information with respect to the nominees.

Nominees for Election

Name	Age	Served as a Director Since
Thomas D. O’Malley	62	2002
Jefferson F. Allen (1)(2)	58	2002
Wayne A. Budd (3)	62	2003
Stephen I. Chazen (1)	57	1999
Marshall A. Cohen (1)	68	1999
David I. Foley (3)	36	1999
Robert L. Friedman (2)	61	1999
Richard C. Lappin (2)	59	1999
Wilkes McClave III (3)	56	2002

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

Thomas D. O’Malley has served as the chairman of our board of directors and our chief executive officer since February 2002 and served as our president from February 2002 until January 2003. Mr. O’Malley served as vice chairman of the board of Phillips Petroleum Company from the consummation of that company’s acquisition of Tosco Corporation in September 2001 until January 2002. Mr. O’Malley served as chairman and chief executive officer of Tosco from January 1990 to September 2001 and president of Tosco from May 1993 to May 1997 and from October 1989 to May 1990. He currently serves on the board of directors of Lowe’s Companies, Inc. and PETsMART, Inc.

Jefferson F. Allen has served as a director since February 2002. From June 1990 to September 2001, Mr. Allen served in various positions with Tosco Corporation, most recently serving as Tosco’s president and chief financial officer. From November 1988 to June 1990, Mr. Allen served in various positions at Comfed Bancorp, Inc., including chairman and chief executive officer.

Wayne A. Budd has served as a director since February 2003. Mr. Budd has served as the executive vice president and general counsel of John Hancock Financial Services, Inc. since May 2000. From April 1996 to May 2000, Mr. Budd served as group president-New England for Bell Atlantic Corporation (now Verizon Communications, Inc.). From 1993 to 1996, Mr. Budd was a senior partner at the Boston law firm of Goodwin Procter LLP. From 1992 to 1993 Mr. Budd served as Associate Attorney General for the United States and from 1989 to 1992, Mr. Budd served as the United States Attorney for the District of Massachusetts. Mr. Budd currently serves on the board of directors of John Hancock Financial Services, Inc. and McKesson Corporation.

Stephen I. Chazen has served as a director since our formation in April 1999. Mr. Chazen served as a director of our predecessor from 1995 to April 1999. Mr. Chazen has served as executive vice president-corporate development and chief financial officer of Occidental Petroleum Corporation, or Occidental, since February 1999. From May 1994 to February 1999, he served as executive vice president-corporate development of Occidental. He currently serves on the board of directors of Lyondell Chemical Company.

Marshall A. Cohen has served as a director since our formation in April 1999. Mr. Cohen served as chairman of our board of directors from April 1999 to February 2002. Mr. Cohen has served as counsel at Cassels Brock & Blackwell LLP since October 1996. Mr. Cohen also serves as a member of the board of directors of American International Group, Inc., Barrick Gold Corporation, Collins & Aikman Corporation, Goldfarb Corporation, Lafarge Corporation, Metaldyne Corporation and The Toronto-Dominion Bank.

David I. Foley has served as a director since our formation in April 1999. Mr. Foley is a principal at The Blackstone Group L.P., or Blackstone, which he joined in 1995. Prior to joining Blackstone, Mr. Foley was an employee of AEA Investors Inc. from 1991 to 1993 and a consultant with The Monitor Company from 1989 to 1991. He currently serves on the board of directors of Mega Bloks Inc.

Robert L. Friedman has served as a director since July 1999. Mr. Friedman has served as a senior managing director of Blackstone since February 1999, and in February 2003 he also became its chief administrative officer and chief legal officer. From 1974 until the time he joined Blackstone, Mr. Friedman was a partner with Simpson Thacher & Bartlett, a New York law firm. He currently also serves on the board of directors of Axis Capital Holdings Limited, Houghton Mifflin Holdings, Inc., Northwest Airlines, Inc. and TRW Automotive Holdings Corp.

Richard C. Lappin has served as a director since October 1999. Mr. Lappin has served as a senior managing director of Blackstone from February 1999 to June 2003. From 1989 to 1998, he served as president of Farley Industries, which included West Point-Pepperell, Inc., Acme Boot Company, Inc., Tool and Engineering, Inc., Magnus Metals, Inc. and Fruit of the Loom, Inc. Mr. Lappin currently also serves on the board of directors of American Axle & Manufacturing, Inc.

Wilkes McClave III has served as a director since February 2002. From September 1982 to September 2001, Mr. McClave served in various positions with Tosco Corporation, most recently serving as Tosco’s executive vice president, secretary and general counsel.

Corporate Governance Principles and Committee Charters

Our board of directors has adopted a comprehensive set of corporate governance principles to reflect its commitment to corporate governance and the role of such principles in building and sustaining stockholder value. These principles are discussed more fully below and are set forth in our Board of Directors Guidelines, our Code of Business Conduct and Ethics, and the committee charters for our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. These documents are available on our website under “Investor Relations / Corporate Governance” at www.Premcor.com or by written request to Premcor Inc., Investor Relations, 1700 E. Putnam Ave., Suite 400, Old Greenwich, CT 06870. Our Audit Committee Charter is also attached as Appendix B to this Proxy Statement.

Board of Directors Guidelines

Our Board of Directors Guidelines sets forth overall standards and policies for the responsibilities and practices of our board and board committees, including reviewing, approving and monitoring fundamental financial and business strategies and major corporate actions; ensuring processes are in place for maintaining our company’s integrity; assessing our major risks and reviewing options for their mitigation; selecting, monitoring and evaluating the performance of our board members and committees; selecting, evaluating and compensating our chief executive officer and overseeing succession planning; and providing counsel and oversight on the selection, evaluation, development and compensation of senior management.

Code of Business Conduct and Ethics

All of our and our subsidiaries’ employees, including our chief executive officer, chief financial officer, and principal accounting officer, and our directors are required to comply with the Code of Business Conduct and Ethics of Premcor Inc. As stated above, our code is published on our website. It is our intention to disclose any amendments to, or waivers from, any provision of our Code of Ethics as it applies to our chief executive officer, chief financial officer, and principal accounting officer on our website within three business days of such amendment or waiver.

Audit Committee

Our audit committee is comprised of three independent directors within the meaning of the New York Stock Exchange rules and federal securities laws, Messrs. Allen, Chazen and Cohen. Our board of directors has determined that audit committee members, Messrs. Allen and Chazen, are audit committee financial experts as defined by Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934 and has determined that they have accounting and related financial management experience under the rules of the New York Stock Exchange. The principal duties of our audit committee are as follows:

•	to assist the board of directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information we provide to any governmental body or the public; our systems of internal controls established by management and the board of directors regarding finance, accounting, and compliance; and our auditing, accounting and financial reporting processes generally. Consistent with this function, the audit committee endeavors to encourage continuous improvement of, and adherence to, our policies, procedures and practices at all levels;

•	to serve as an independent and objective body to monitor our financial reporting process and internal control system;

•	to review and appraise the qualifications, independence and audit efforts of our independent auditor and internal auditing department. Our audit committee is responsible for the retention of our independent auditor, subject to stockholder ratification, and the pre-approval of all audit fees, as well as significant non-audit engagements with the independent auditor;

•	to review the regular internal reports to management prepared by the internal auditing department and management’s response;

•	to provide an open avenue of communication among the independent auditor, financial and senior management, the internal auditing department, and the board of directors;

•	to annually evaluate the audit committee’s performance and charter; and

•	to provide an audit committee report to stockholders, as required by the Securities and Exchange Commission.

Compensation Committee

Our compensation committee is comprised of three independent directors within the meaning of the New York Stock Exchange rules, Messrs. Lappin, Allen and Friedman. The principal duties of our compensation committee are as follows:

•	to review and approve corporate goals and objectives relevant to the compensation of our chief executive officer and, after an evaluation of our chief executive officer’s performance in light of those goals and objectives, determine and approve our chief executive officer’s compensation;

•	to ensure our senior executives are compensated effectively in a manner consistent with our stated compensation strategy, internal equity considerations, competitive practice, and the requirements of the appropriate regulatory bodies;

•	to approve and administer our executive compensation and benefits and provide oversight for the employee benefit plans;

•	to annually evaluate the compensation committee’s performance and charter; and

•	to communicate to stockholders our compensation policies and the reasoning behind such policies, as required by the Securities and Exchange Commission.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of three independent directors within the meaning of the New York Stock Exchange rules, Messrs. McClave, Budd and Foley. The principal duties of our nominating and corporate governance committee are as follows:

•	to develop and recommend to the board a code of business conduct and ethics and to review the code at least annually;

•	to make recommendations to the board of directors regarding corporate governance matters and practices and to oversee an annual evaluation of the performance of the board and management;

•	to recommend to the board of directors proposed nominees for election to the board of directors by the stockholders at annual meetings, including an annual review as to the renominations of incumbents and proposed nominees for election by the board of directors to fill vacancies which occur between stockholder meetings. In evaluating a person as a potential nominee to serve on our board of directors, the committee considers, among other factors, 1) whether or not a person is an “interested person” as defined by New York Stock Exchange rules; 2) whether or not the person has any relationships that might impair his or her independence, such as any business, financial or family relationships with us, our management or affiliates; 3) whether or not the person serves on boards of, or is otherwise affiliated with, our competition; 4) whether or not the person is willing to serve as, and willing and able to commit the time necessary for the performance of the duties of, one of our directors; 5) the contribution which the person can make to our board and to our Company with consideration being given to the person’s business and professional experience, education and such other factors as the committee considers relevant; and 6) the integrity and character of the person. We do not currently pay any fees to third parties to identify or evaluate or assist in identifying or evaluating potential nominees for directors. There are no differences in the manner in which the nominating and corporate governance committee evaluates nominees for director based on whether the nominee is recommended by a stockholder;

•	to annually evaluate the nominating and corporate governance committee’s performance and charter; and

•	to consider stockholder recommendations for nominations for directors. While the nominating and corporate governance committee is responsible for the selection and nomination of the directors, the committee has adopted a policy to consider nominees recommended by our stockholders as it deems appropriate. Stockholders who wish to recommend a nominee should send nominations to Premcor Inc., 1700 E. Putnam Avenue, Suite 400, Old Greenwich, CT 06870, Attention: Corporate Secretary, that include all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, including the nominee’s name, business experience and consent to be nominated for membership on our board of directors and to serve if elected by the stockholders. The recommendation must be received by our Corporate Secretary no later than the date for stockholder proposals set forth herein under “Other Matters—Stockholder Proposals.” We did not receive for this Annual Meeting any recommended nominees for director from any of our stockholders.

Attendance at Meetings

In the fiscal year ended December 31, 2003, there were seven meetings of the board of directors, six meetings of the audit committee, eight meetings of the compensation committee and seven meetings of the nominating and corporate governance committee. Each director attended in excess of 75% of the total number of meetings of the board of directors and committees thereof of which he was a member. Board members are encouraged to attend our annual meetings of stockholders. All of our nine directors attended our 2003 Annual Meeting.

Determination of Director Independence

Pursuant to rules adopted by the New York Stock Exchange and applicable law, a majority of our directors must be independent as specified therein. As a result, our board undertook a review of director independence. During its review, the board considered all relevant facts and circumstances that could impair independence, including transactions and relationships between each director or any member of his immediate family and us and our subsidiaries and affiliates, including those reported under “Related Party Transactions” below. Our board also examined transactions and relationships between directors or their affiliates and members of our senior management. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

As a result of this review, the board affirmatively determined that each of Messrs. Allen, Budd, Chazen, Cohen, Foley, Friedman, Lappin and McClave is independent of us and our management. The board determined that each of these independent directors did not have any material relationships with us. The only director who is not independent is Mr. O’Malley, our chairman of the board and chief executive officer.

Executive Sessions of Non-Management Directors

The non-management directors of our board meet in executive session, generally at regularly scheduled meetings of the board of directors or at other times as considered necessary or appropriate. A presiding director is chosen by the non-management directors to preside at each meeting and does not need to be the same director at each meeting.

Communication with Non-Management Directors

Stockholders may address communications to our non-management directors to Premcor Inc., c/o Investor Relations, 1700 E. Putnam Ave., Suite 400, Old Greenwich, CT 06870. Correspondence addressed in this manner will be reviewed by our head of investor relations and will be summarized and/or delivered to the board or to individual directors in accordance with a process approved by our nominating and corporate governance committee.

Compensation of Directors

We have a compensation program for our non-employee directors consisting of an annual retainer of $50,000, board of directors and committee meeting fees of $1,000 per meeting, and an annual grant of options (with a five-year vesting schedule) to acquire 2,500 shares of our common stock at an exercise price equal to the fair market value on the date of grant. In addition, non-employee board and committee chairpersons receive an additional retainer of $10,000 per year. All director compensation for Messrs. Foley and Friedman is paid directly to Blackstone. All non-cash director compensation for Mr. Chazen is paid directly to Occidental. We also provide Mr. Cohen certain health care benefits.

PROPOSAL TWO

AMENDMENT OF THE PREMCOR 2002 EQUITY INCENTIVE PLAN

We currently have three stock-based compensation plans which were designed to be competitive with other employers in our industry, to promote the long-term success of our Company, and ultimately to increase stockholder value by providing our executives, key employees, directors, consultants, and affiliates with the opportunity to participate along-side our stockholders in the long-term growth and profitability of Premcor. Our board of directors believes these plans have contributed to its ability to attract and retain a strong management team and key employees who are motivated through these performance-related incentives to achieve the Company’s short and long-term goals.

Our board of directors believes the Premcor 2002 Equity Incentive Plan (the “Plan”) has been an important component of our overall incentive compensation program. Under the Plan, we are authorized to issue 1,500,000 shares of common stock in the form of stock options, stock appreciation rights or other share-based awards. As a result of prior grants, the number of shares available under the Plan has been reduced to 8,166 and our board has determined that this number is insufficient to continue the Plan’s effectiveness. Therefore, our board of directors has adopted, subject to stockholder approval, a proposal to amend the Plan to 1) increase the total number of shares authorized for grant by 3,000,000 shares to 4,500,000 shares; and 2) to require stockholder approval for any repricing of outstanding stock options, except for those permitted under certain circumstances as described in the Plan. Our board of directors does not anticipate repricing outstanding stock options in the future, but believes a requirement that stockholder approval be obtained for such an action is an important element of a responsible equity incentive compensation plan. A majority of the shares represented at our Annual Meeting and entitled to vote must vote for this proposal to amend the Plan. Broker non-votes will be disregarded. If the amendment is approved, the additional shares available under the Plan will be registered under the Securities Act of 1933. If the amendment is not approved, additional awards will be made only to the extent there are shares available under the Plan.

Our stock-based compensation plans, including the Plan, the 2002 Special Stock Incentive Plan, and the 1999 Stock Incentive Plan were approved by our stockholders on January 30, 2002. The Plan was amended October 24, 2002 to clarify the definition of “fair market value”. Information about shares authorized for issuance as of March 1, 2004 for the Plan, as well as for the 2002 Special Stock Incentive Plan, and the 1999 Stock Incentive Plan are described in this Proxy Statement in the section “Other Employee Benefits”.

Summary Description of the Premcor 2002 Equity Incentive Plan

The principal features of the Plan are summarized below. This summary is qualified in its entirety by the full text of the Plan, as proposed to be amended, a copy of which is attached as Appendix A to this Proxy Statement.

Plan Administration

The Plan is administered by the compensation committee of our board of directors (the “Committee”), which is comprised of three non-management, independent directors. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee has the full power and authority to establish the terms and conditions of any awards under the Plan consistent with Plan provisions and to waive the terms and conditions of an award, except that as proposed for amendment, the Plan requires stockholder approval for the repricing of any outstanding option, except for those permitted under certain circumstances as described in the Plan.

Shares Available

Under the Plan, the aggregate number of shares authorized for issuance is 1,500,000 common shares. As of March 1, 2004, there are 8,166 shares available for future issuance under the Plan. Approval of Proposal Two will increase the number of shares available for future issuance under the Plan by 3,000,000 shares. Our board of directors currently limits annual option issuance to approximately 1% of our outstanding common stock and intends to maintain total stock options outstanding at approximately 10% or less of our outstanding common stock. The maximum number of shares subject to options and stock appreciation rights which may be granted during a calendar year to a participant is one million, respectively. If an award is forfeited, cancelled, does not vest or is paid in cash, any unissued common shares allocated to such award is available for subsequent awards under the Plan.

After a Change of Control, as defined in Section 2 of the Plan, the Committee may provide for the accelerated vesting of an outstanding award, the termination of an award and payment in cash for the value thereof, and/or the issuance of substitute awards.

To prevent dilution or expansion of participants’ rights, the number of shares available under the Plan and the number and exercise prices of the then outstanding awards are subject to adjustment by reason of any share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off or combination transaction or exchange of shares or other corporate exchange, or any distribution to shareholders of shares.

Our common stock is traded on the New York Stock Exchange, and on March 1, 2004, the closing price was $31.75.

Participants

Persons eligible to participate in the Plan include Premcor employees, directors, consultants and affiliates, as defined in Section 2 of the Plan. We currently have approximately 1,770 employees.

The employment agreements for Messrs. O’Malley, Hantke, Gayda and Voss provide for the granting of options in January 2005 for the purchase of our common stock in the amount of 150,000 shares to Mr. O’Malley and 25,000 options each to Messrs. Hantke, Gayda and Voss. Mr. O’Malley’s options are to be granted under the 2002 Special Stock Incentive Plan. The stock options for Messrs. Hantke, Gayda and Voss are to be granted under the Plan. In addition, under our compensation program for directors, each of our eight non-management directors will receive an annual option grant to acquire 2,500 shares of our common stock. Such options will be granted under the Plan or the 1999 Stock Incentive Plan. Other than the option grants required pursuant to certain of the executive officers’ employment agreements and our director compensation program, the number, amount and type of awards to be granted under the Plan in the future cannot be determined at this time. However, we expect that future grants to our named executive officers will be similar to those described in the “Summary Compensation Table” and “Option Grants in the Last Fiscal Year” table and that annual option issuances to all of our executive officers, employees and directors in the aggregate, will be limited to approximately 1% of our outstanding common stock.

Awards

The Plan authorizes issuance of stock options, stock appreciation rights, limited stock appreciation rights and other share-based awards, including awards of shares, restricted shares, restricted stock units, and other awards based on the fair market value of our common stock. Stock options granted under the Plan may or may not qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Exercise prices, terms and all other conditions of the awards are determined by the Committee.

Stock Options.    The Committee may grant stock options, which entitle the participant to purchase our common stock at a price established by the Committee. The Committee determines the term of the stock options, including the times and conditions under which the options become exercisable.

Stock Appreciation Rights (“SARs”).    The Committee may grant SARs, which give the participant a right to receive payment in an amount equal to the appreciation, if any, in the Fair Market Value, as defined in Section 2 of the Plan, of a share from the date of the grant to the date of its payment. Such payment is made in cash, in common stock or in any combination of cash and common stock, as the Committee may determine.

Limited Stock Appreciation Rights (“LSARs”).    The Committee may grant LSARs, which give the participant a right to receive a payment based on the appreciation in the Fair Market Value of a share from the date of grant to the date of its payment and which are exercisable upon the occurrence of specified contingent events. Such payment is made in cash.

Restricted Shares.    The Committee may grant benefits under the Plan in the form of Restricted Shares. Restricted Shares are issued and delivered at the time of the grant but are subject to forfeiture as provided in the participant’s individual agreement. The participant may be entitled to full voting and dividend rights with respect to all shares of Restricted Shares from the date of grant, but cannot transfer such shares until all restrictions have been satisfied.

Restricted Stock Units (“RSUs”).    The Committee may grant RSUs, which give the participant the right to receive a payment equal to the fair market value of a share of common stock for each RSU subject to the grant once all the applicable restrictions have been satisfied. Such payment is made in cash, in common stock or in any combination of cash and common stock, as the Committee may determine.

Other Share-Based Awards.    An Other Share-Based Award is an award that is valued in whole or in part by reference to, or is otherwise based on, our common stock.

The Plan is to remain in effect until it is terminated by the Board. The Board, in its sole discretion, may terminate the Plan at any time and from time to time may amend or modify the Plan. However, the Board may not amend the Plan, without obtaining shareholder approval, to increase the maximum number of shares available for Awards under the Plan. No amendment, modification or termination of the Plan will adversely affect a participant’s right to any benefit granted under the Plan prior to such amendment or termination, unless the participant consents to such amendment, modification or termination.

Federal Income Tax Consequences

Stock Options.    No income will be realized by a participant on the grant of a stock option, and we will not be entitled to a deduction at such time. If a participant exercises an incentive stock option and does not dispose of the shares acquired within two years from the date of the grant, or within one year from the date of exercise of the option, no income will be realized by the participant at the time of exercise. We will not be entitled to a deduction by reason of the exercise.

If a participant disposes of the shares acquired pursuant to an incentive stock option within two years from the date of grant of the option or within one year from the date of exercise of the option, the participant will realize ordinary income at the time of disposition which will equal the excess, if any, of the lesser of (a) the amount realized on the disposition, or (b) the fair market value of the shares on the date of exercise, over the participant’s basis in the shares. We generally will be entitled to a deduction in an amount equal to such income in the year of the disqualifying disposition.

Upon the exercise of a non-qualified option, the excess, if any, of the fair market value of the stock on the date of exercise over the purchase price is ordinary income to the holder as of the date of exercise. We generally will be entitled to a deduction equal to such excess amount in the year of exercise.

SARs and LSARs.    No income will be realized by a participant on the grant of a SAR or LSAR, and we will not be entitled to a deduction at such time. Upon the exercise of a SAR or LSAR, the excess, if any, of the fair market value of the stock on the date of exercise over the fair market value of the stock on the date of grant is ordinary income to the holder as of the date of exercise. We generally will be entitled to a deduction equal to such excess amount in the year of exercise.

Restricted Shares.    Unless a timely Section 83(b) election is made, as described in the following paragraph, a participant generally will not recognize taxable income upon the grant of restricted shares because the restricted shares generally will be nontransferable and subject to a substantial risk of forfeiture. A participant will recognize ordinary income when the restrictions that impose a substantial risk of forfeiture on the shares of common stock or the transfer restrictions (collectively, the “Restrictions”) lapse. The amount recognized will be equal to the difference between the fair market value of the shares at the time the Restrictions lapse and the original purchase price paid for the shares, if any. The ordinary income recognized by a participant with respect to restricted shares will be subject to applicable tax withholding by us. If a timely Section 83(b) election has not been made, any dividends received with respect to common stock subject to the Restrictions will be treated as additional compensation income and not as dividend income.

A participant may elect, pursuant to Section 83(b) of the Code, to recognize as ordinary income the fair market value of the restricted shares upon grant, notwithstanding that the restricted shares would otherwise not be includable in gross income at that time. If the election is made within 30 days of the date of grant, then the participant would include in gross income an amount equal to the difference between the fair market value of the restricted shares on the date of grant and the purchase price paid for the restricted shares, if any. Any change in the value of the shares after the date of grant will be taxed as a capital gain or capital loss only if and when the shares are disposed of by the participant. If the Section 83(b) election is made, the participant’s holding period for capital gains begins on the date of grant.

The Section 83(b) election is irrevocable. If a Section 83(b) election is made and the participant then forfeits the restricted shares, the participant may not deduct as a loss the amount previously included in gross income.

A participant’s tax basis in shares of restricted shares received will be equal to the sum of the amount (if any) the participant paid for the common stock and the amount of ordinary income recognized by the participant as a result of making a Section 83(b) election or upon the lapse of the Restrictions. Unless a Section 83(b) election is made, the participant’s holding period for the shares for purposes of determining gain or loss on a subsequent sale will begin on the date the Restrictions on the shares lapse.

In general, we will be entitled to a deduction at the same time, and in an amount equal to, the ordinary income recognized by a participant with respect to restricted shares.

If, subsequent to the lapse of the Restrictions on the shares, the participant sells the shares, the difference, if any, between the amount realized from the sale and the tax basis in the shares of the participant will be taxed as a capital gain or capital loss.

RSUs.    No income will be realized by a participant on the grant of a RSU, and we will not be entitled to a deduction at such time. Upon the lapse of the restrictions, the participant will recognize ordinary income equal to the fair market value of a share of common stock for each RSU. We generally will be entitled to a deduction equal to the amount included in ordinary income by the participant.

Other Share-Based Awards.    The tax consequences associated with any other stock-based award will vary depending on the specific terms of the award, including whether the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award, the applicable holding period and the participant’s tax basis.

Income Tax Rates on Capital Gain and Ordinary Income.    Under current tax law, short-term capital gains and ordinary income will be taxable at a maximum federal rate of 35%. Phaseouts of personal exemptions and reductions of allowable itemized deductions at higher levels of income may result in slightly higher marginal tax rates. Ordinary compensation income generally will also be subject to the Medicare tax and, under certain circumstances, a social security tax. On the other hand, long-term capital gains will be taxable at a maximum federal rate of 15%.

Non-United States Taxpayers.    If a participant is subject to the tax laws of any country other than the United States, the participant should consult his or her own tax and legal advisors to determine the tax and legal consequences of any award received under the Plan.

The foregoing statement is only a summary of certain federal income tax consequences of the Plan and is based on our understanding of present federal tax laws and regulations.

Securities Authorized for Issuance Under Equity Compensation Plans

We have three stock-based compensation plans pursuant to which options for the purchase of our common stock may be granted. All of our plans have been approved by our stockholders. The following is a summary of the shares reserved for issuance pursuant to our stock-based compensation plans as of December 31, 2003:

	(a) Number of securities to be issued upon exercise of outstanding options	(b) Weighted average exercise price of outstanding options	(c) Number of securities remaining available for future issuance under the equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	5,114,171	$14.49 per share	1,351,225
Equity compensation plans not approved by security holders	—	—	—

Total	5,114,171	$14.49 per share	1,351,225

Our board of directors recommends a vote FOR the approval of the amendment to the Premcor 2002 Equity Incentive Plan.

PROPOSAL THREE

APPOINTMENT OF INDEPENDENT AUDITOR

The audit committee of our board of directors has appointed, subject to stockholder ratification, Deloitte & Touche LLP as our independent auditor for the fiscal year ending December 31, 2004. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if such representative so desires and to respond to appropriate questions.

Our board of directors and audit committee recommend a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditor.

Service Fees Paid to Auditors

Audit Fees

The aggregate fees billed by Deloitte & Touche LLP (“D&T”) for professional services for the audit of our annual consolidated financial statements and quarterly reviews of our interim consolidated financial statements for the years ended December 31, 2003 and 2002 were $525,000 and $485,000, respectively.

Audit-related Fees

Fees paid to D&T for the audit of our employee benefit plans were $30,000 for the year ended December 31, 2003. Fees paid for consents for registration statements filed with the Securities and Exchange Commission (“SEC”) and other statutorily required audits were $120,200 and $306,250 for the years ended December 31, 2003 and 2002, respectively. Fees paid in 2003 in connection with our acquisition of the Memphis refinery were $127,250.

Tax Fees

Fees paid to D&T associated with tax compliance and tax consultation were $768,936 and $151,565, respectively for the years ended December 31, 2003 and 2002. The fees for 2003 included $758,006 associated with a research and development tax credit study that resulted in our claiming federal and state research and development tax credits of approximately $20.4 million.

All Other Fees

Fees paid to D&T related to a financial information system evaluation were $2,000 for the year ended December 31, 2002.

Audit Committee Pre-approval Policy

Consistent with SEC policies regarding auditor independence, our audit committee has established a policy to pre-approve all audit and non-audit services provided by our independent auditor. The audit committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.

Audit Committee Report

The audit committee is comprised of Messrs. Allen, Chazen and Cohen, each of whom is an independent director. The audit committee operates under a written charter, which was adopted in 2002 and amended in early 2004. A copy of the charter, as revised, is attached to this Proxy Statement as Appendix B. The audit committee appoints the Company’s independent auditor and pre-approves all audit fees and services.

Management is responsible for the Company’s internal controls and financial reporting processes. The independent auditor is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The audit committee’s responsibility is to monitor and oversee these processes. In fulfilling its oversight responsibilities, the audit committee meets periodically with management, the Company’s internal auditors, and the Company’s independent auditors, Deloitte & Touche LLP, together as a group and independently. The audit committee reviews with management its procedures for preparing the Company’s financial statements and other reports, the critical accounting judgments and estimates made by management in preparing the financial statements, as well as management’s evaluation of alternative accounting treatments, and management’s assessment of the effectiveness of the design and operation of the Company’s disclosure controls and internal controls over financial reporting. The audit committee reviews with the internal auditors and the independent auditors the overall scope of their respective audits, their audit results, and their evaluation of the Company’s internal controls and financial reporting.

The audit committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2003 with management, the internal auditors, and the independent auditors. Management represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The audit committee discussed with the independent auditor the matters required to be discussed under generally accepted auditing standards, including those matters set forth in Statement on Auditing Standards No. 61 (Communication with Audit Committees). The independent auditors provided to the audit committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and the audit committee discussed with the independent auditor the firm’s independence. The audit committee also considered whether the provision by the independent auditor of certain other non-audit related services to the Company is compatible with maintaining such auditor’s independence. The audit committee has concluded that the independent auditor is independent from the Company and its management.

Based upon the audit committee’s discussions with management and the independent auditor and the audit committee’s review of the representation of management and the report of the independent auditor to the audit committee, the audit committee recommended to the board of directors (and the board has approved) that the Company’s audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission. The audit committee also appoints, subject to stockholder ratification, Deloitte & Touche LLP as the Company’s independent auditor for the fiscal year ending December 31, 2004.

Audit Committee

Jefferson F. Allen (chairperson)

Stephen I. Chazen

Marshall A. Cohen

EXECUTIVE COMPENSATION

The following table sets forth certain information regarding compensation we paid to our chief executive officer, and to each of our four other most highly compensated executive officers whose salary and bonus for 2003 exceeded $100,000. Two additional executive officers are shown because three of our executive officers earned the same salary and bonus.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary $	Bonus $	Other Annual Compensation (1) $	Stock Options (2) #	LTIP Payouts $	All Other Compensation (3) $
Thomas D. O’Malley	2003	446,155	990,002	176,320	—	—	12,000
Chief Executive Officer	2002	404,616	—	1,125,000	2,950,000	—	12,000

Henry M. Kuchta	2003	389,425	445,502	8,000	75,000	—	12,000
President and Chief Operating Officer	2002	174,038	—	—	75,000	—	10,442

William E. Hantke	2003	348,078	396,001	8,000	40,000	—	—
Executive Vice President and	2002	226,924	—	—	125,000	—	—
Chief Financial Officer

Donald F. Lucey	2003	249,039	272,251	4,000	40,000	—	8,077
Vice President, Commercial	2002	150,000	—	—	40,000	—	12,000

Michael D. Gayda	2003	232,693	247,501	4,000	40,000	—	12,000
Senior Vice President-General	2002	49,231	—	—	25,000	—	2,308
Counsel and Secretary

James R. Voss	2003	232,693	247,501	4,000	40,000	284,555	52,414
Senior Vice President and Chief	2002	173,173	—	19,114	35,000	—	78,577
Administrative Officer	2001	140,000	125,500	12,163	—	—	10,200

Joseph D. Watson	2003	232,693	247,501	4,000	40,000	—	12,000
Senior Vice President-Corporate	2002	166,154	—	—	75,000	—	14,212
Development and Treasurer

(1)	Represents (i) for 2003: amounts equal to the discount received on the purchase of our common stock in a January 2003 private offering of 220,400 shares for Mr. O’Malley, 10,000 shares each for Messrs. Kuchta and Hantke, and 5,000 shares each for Messrs. Gayda, Lucey, Voss and Watson; (ii) for 2002: an amount for Mr. O’Malley equal to the discount he received on the 750,000 shares of our common stock he acquired in connection with our initial public offering, and an amount for Mr. Voss for financial planning services; and (iii) for 2001: an amount for Mr. Voss for financial planning services.
(2)	Represents (i) for 2003: options granted to the named executives in the amounts shown with an exercise price of $19.20 per share. Mr. O’Malley waived his 2003 option grant; and (ii) for 2002: 2,200,000 options granted to Mr. O’Malley at an exercise price of $10.00 per share, 750,000 options granted to Mr. O’Malley at an exercise price of $22.50 per share, 50,000 options granted to Mr. Kuchta at an exercise price of $10.00 per share, 25,000 options granted to Mr. Kuchta at an exercise price of $22.50 per share, 100,000 options granted to Mr. Hantke at an exercise price of $10.00 per share, 25,000 options granted to Mr. Hantke at an exercise price of $22.50 per share, 25,000 options granted to Mr. Gayda at an exercise price of $13.76 per share, 35,000 options granted to Mr. Lucey at an exercise price of $10.00 per share, 15,000 options granted to Mr. Lucey at an exercise price of $22.50 per share, 15,000 options granted to Mr. Voss at an exercise price of $24.00 per share, 20,000 options granted to Mr. Voss at an exercise price of $19.25 per share, 50,000 options granted to Mr. Watson at an exercise price of $10.00 per share, and 25,000 options granted to Mr. Watson at an exercise price of $22.50 per share.
(3)	Represents (i) for 2003: amounts accrued for the accounts of the named executives under the Premcor Retirement Savings Plan, plus an amount for Mr. Voss for relocation expenses; (ii) for 2002: amounts accrued for the accounts of the named executives under the Premcor Retirement Savings Plan, plus an amount for relocation expenses for Messrs. Voss and Watson; and (iii) for 2001: amounts accrued for Mr. Voss under the Premcor Retirement Savings Plan.

Options Granted

The table below shows information regarding the grant of stock options made to the executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 2003.

OPTION GRANTS IN THE LAST FISCAL YEAR

	Individual Grants
Name	Number Granted (1)	% of Grants to All Employees	Exercise Price ($/Share)(1)	Market Price at Grant Date ($/Share)	Expiration Date	Grant Date Present Value ($)(2)
Thomas D. O’Malley (3)	—	—	—	—	—	—
Henry M. Kuchta	75,000	11.6%	19.20	20.32	01/23/13	755,250
William E. Hantke	40,000	6.2%	19.20	20.32	01/23/13	402,800
Donald F. Lucey	40,000	6.2%	19.20	20.32	01/23/13	402,800
Michael D. Gayda	40,000	6.2%	19.20	20.32	01/23/13	402,800
James R. Voss	40,000	6.2%	19.20	20.32	01/23/13	402,800
Joseph D. Watson	40,000	6.2%	19.20	20.32	01/23/13	402,800

(1)	The exercise price for options granted in 2003 was equal to the price of our common stock in a public offering on January 23, 2003, the day of the grant, less underwriting commissions. The options vest in equal annual installments over five years.
(2)	The grant date present value was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

Assumed risk free rate of return	3.94%
Expected average option life	5 years
Volatility rate	49.75%
Expected dividend yield	None

The actual value of the stock options is dependent on the actual future performance of our common stock, the continued employment of the option holder throughout the vesting period and the timing of the exercise of the options. Accordingly, the actual values achieved may differ from the values set forth in this table.

(3)	Mr. O’Malley waived his 2003 option grant.

Options Exercised

The table below sets forth information for the executive officers named in the Summary Compensation Table concerning option exercises during 2003 and outstanding options at December 31, 2003.

AGGREGATED OPTION/SAR EXERCISES IN 2003 AND

DECEMBER 31, 2003 OPTION/SAR VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARS at December 31, 2003		Value of Unexercised In-the- Money Options/SARS at December 31, 2003 ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas D. O’Malley	—	—	983,333	1,966,667	12,608,333	25,216,667
Henry M. Kuchta	—	—	25,000	125,000	295,833	1,101,667
William E. Hantke	—	—	41,667	123,333	562,500	1,397,000
Donald F. Lucey	—	—	16,667	73,333	204,167	680,333
Michael D. Gayda	—	—	8,333	56,667	102,000	476,000
James R. Voss	—	—	22,917	67,083	296,433	381,867
Joseph D. Watson	—	—	25,000	90,000	295,833	863,667

(1)	Calculated based on the closing price of our common stock of $26.00 on December 31, 2003.

Employment Agreements

During 2002, we entered into employment agreements with the executives named in the Summary Compensation Table. The agreements, which have been amended from time to time, have a term of three years but are subject to automatic one-year extensions thereafter, unless either party gives the other 60 days prior written notice of its intention not to extend the term. The agreements provide for annual base salaries (with increases, if any, to be determined by our board of directors) in the following current amounts: for Thomas D. O’Malley, $500,000; for Henry M. Kuchta, $450,000; for William E. Hantke, $400,000; for Donald F. Lucey, $275,000; for Michael D. Gayda, $250,000; for James R. Voss, $250,000; and for Joseph D. Watson, $250,000.

The agreements provide that executives are eligible to earn an annual bonus if net earnings per share to our common stockholders, calculated on a fully diluted basis and in accordance with generally accepted accounting principles (excluding the after-tax impact of any extraordinary or special items that our board of directors determines in good faith are not appropriately includable in such calculation because such items do not accurately reflect our operating performance) is at least equal to $2.00. Upon achievement of such $2.00 earnings per share, the annual bonus for Mr. O’Malley shall equal his base salary and for each of Messrs. Kuchta, Hantke, Lucey, Gayda, Voss and Watson shall equal 50 percent of his base salary (his “base bonus”). The executives shall have an opportunity to earn a larger bonus for increases in such earnings per share over $2.00, subject to a cap for Mr. O’Malley of six times his base salary and for each of Messrs. Kuchta, Hantke, Lucey, Gayda, Voss and Watson of three times his base salary.

The employment agreements for Messrs. O’Malley, Hantke, Gayda and Voss provide for the granting of options in January 2005 for the purchase of our common stock at an exercise price equal to the fair market value of our stock on the date of grant in the amount of 150,000 options to Mr. O’Malley and 25,000 options each to Messrs. Hantke, Gayda and Voss. In each of 2003 and 2004, we granted an option to purchase shares of our common stock at an exercise price of $19.20 per share and $26.14 per share, respectively to the executives in the following amounts: for Mr. Kuchta, 75,000 shares; for Messrs. Hantke, Lucey, Gayda, Voss and Watson, 40,000 shares. Mr. O’Malley waived his 2003 option grant. In 2004 we granted Mr. O’Malley an option to purchase 150,000 shares at an exercise price of $26.14 per share.

The employment agreements provide, if an executive’s employment is terminated by us without cause, by the executive for good reason or upon our election not to extend the employment term, the executive will be entitled to receive (i) any accrued but unpaid base salary and annual bonus attributable to a prior fiscal year, (ii) subject to the executive’s continued compliance with non-competition, non-solicitation, no-hire and or confidentiality covenants, as applicable, three times the sum of his base salary plus base bonus and (iii) any accrued retirement benefit to which he is entitled, whether or not vested. Mr. O’Malley’s employment agreement also provides for full vesting of any outstanding stock options.

In the event of a change in control, as defined in the agreements, the named executives will receive an annual bonus calculated upon the higher of the annualized earnings per share for the preceding quarter(s) or the prior year’s annual bonus, but not less than the target level annual bonus. The bonus is prorated dependent upon the quarter of the year in which the change in control occurs and includes a premium equal to one-quarter’s bonus. The restrictions upon executives relative to non-competition and non-solicitations are voided and options which were unvested become fully vested. The executives are also entitled to be grossed up, on an after-tax basis, for any excise taxes imposed under the Internal Revenue Code on any excess parachute payment that they receive in connection with benefits and payments provided to them in connection with any “change in control” (as such term is defined under the Internal Revenue Code).

Other Employee Benefits

2002 Special Stock Incentive Plan

In connection with the employment of Mr. O’Malley, we established the 2002 Special Stock Incentive Plan, which was adopted and approved by our board of directors and stockholders. The total number of shares of our common stock available for issuance under the 2002 Special Stock Incentive Plan is 3,400,000 shares. As of March 1, 2004, we had granted Mr. O’Malley 2,200,000 options at an exercise price of $10.00 per share, 750,000 options at an exercise price of $22.50 per share and 150,000 shares at $26.14 per share. As of that date, 1,716,667 of the options were vested and 300,000 shares were available for future issuance. We recognize stock-based compensation expense in our Statement of Operations associated with all of the stock options granted under the 2002 Special Stock Incentive Plan. In addition, pursuant to the terms of Mr. O’Malley’s employment agreement, we have committed to grant him 150,000 options a year from 2003 through 2005 at an exercise price equal to the fair market value of a share of our common stock on the date of the grant. Mr. O’Malley waived his 2003 option grant.

2002 Equity Incentive Plan

Our board of directors adopted, and our stockholders approved, the Premcor 2002 Equity Incentive Plan which is designed to permit us to grant to our key employees, directors, consultants, and affiliates incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance-based awards and other awards based on our common stock. We are requesting that stockholders approve an amendment to our 2002 Equity Incentive Plan to increase the number of shares authorized under the plan from 1,500,000 shares to 4,500,000. See Proposal Two to this Proxy Statement for additional information.

The total number of shares of our common stock available for issuance under the 2002 Equity Incentive Plan is 1,500,000 shares. As of March 1, 2004, there were 1,469,331 options outstanding under the plan, 481,353 of which had vested. As of that date, 8,166 shares were available for future issuance. The outstanding options were granted at an exercise price ranging from $10.00 to $26.14 per share and vest in equal annual installments over three or five years. Stock-based compensation expense is recognized in our Statement of Operations for all of these stock option grants. We have committed to granting options to purchase an aggregate of 75,000 shares of our common stock to certain officers in 2005 at an exercise price equal to the fair market value of a share of our common stock on the date of the grant.

1999 Stock Incentive Plan

Our board of directors adopted and our stockholders approved the Premcor 1999 Stock Incentive Plan which is designed to attract and retain executive officers and other selected employees whose skills and talents are important to us. Under the 1999 Stock Incentive Plan, our executive officers and other employees are eligible to receive awards of options to purchase shares of our common stock.

The total number of shares of our common stock available for issuance under the 1999 Stock Incentive Plan is 2,215,250. As of March 1, 2004, there were 1,199,350 options outstanding under the 1999 Stock Incentive Plan, of which 387,225 had vested. As of that date 282,225 shares were available for future issuance. The outstanding options were granted at an exercise price ranging from $9.90 to $30.80 per share. As of March 1, 2004, stock-based compensation expense is recognized on approximately 60% of these stock option grants, representing all option grants made under the plan since January 1, 2002, when we adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation.

Options granted under the 1999 Stock Incentive Plan to executive officers and other employees are either time vesting or performance vesting options. The time vesting options vest in equal annual installments over three or five years. The performance vesting options vest on the seventh anniversary of their date of grant, provided, however, the vesting is accelerated based on the achievement of certain per share prices of our common stock or upon a change of control of us.

Summary of Shares Available Under Our Stock-Based Compensation Plans

The table below summarizes the number of shares available for future issuance under our three stock-based compensation plans as of March 1, 2004:

	Number of Securities Available for Issuance	Number of Option Awards Outstanding	Number of Option Awards Exercised	Number of Securities Proposed for Increase in Proposal Two	Number of Securities Available for Future Issuance
2002 Special Stock Incentive Plan	3,400,000	3,100,000	—	—	300,000
2002 Equity Incentive Plan	1,500,000	1,469,331	22,503	3,000,000	3,008,166
1999 Stock Incentive Plan	2,215,250	1,199,350	733,675	—	282,225

	7,115,250	5,768,681	756,178	3,000,000	3,590,391

Long Term Incentive Plan

In 2000, the compensation committee of our board of directors adopted a Long Term Incentive Plan which was designed to provide certain of our key management employees the opportunity to receive grants of performance units or awards, the value of which is measured based on the performance of our common stock. This plan was designed to reward participants for achieving pre-defined operating and financial performance goals over a three-year performance cycle. The three-year performance cycle under the plan began on January 1, 2001 and concluded on December 31, 2003. Our board of directors terminated the Long Term Incentive Plan in February 2002. As a result, there will be no future grants under the plan. Mr. Voss was the only named executive officer to participate in the plan.

Senior Executive Retirement Plan

We adopted a Senior Executive Retirement Plan, or SERP, covering certain executive officers effective February 1, 2002. All of the named executive officers participate in the SERP. Benefits under the plan vest after three years of continuous service. The annual retirement benefit payable under the SERP at a normal retirement date (as defined by the plan) will be a single life annuity for the life of the participant which is equal to the lesser of:

•	the sum of six percent (6%) of average earnings times years of service less than or equal to five (5), plus three percent (3%) of average earnings times years of service greater than five (5); or

•	sixty percent (60%) of average earnings.

Average earnings are defined as the average of the participant’s annual earnings (generally, annual base compensation plus bonus paid under an annual incentive plan) during the three consecutive calendar year period of employment in which the participant has the highest aggregate earnings.

Any benefit payable under the SERP will be offset by benefits, if any, payable to the participant under our pension plan. Further, a SERP participant will not accrue a benefit under our non-qualified pension restoration plan during the period in which he participates in the SERP. The plan also provides death, disability and post-employment medical benefits.

Our board of directors suspended the SERP, effective June 30, 2002 and reactivated it on April 22, 2003, effective as of July 1, 2002 so there would be no break in the accrual or vesting of benefits. The board also approved funding the plan through a rabbi trust at a rate equal to the accrued benefit payable at age 65. Our board believes the funding rate for this plan is consistent with the funding methodology used for our qualified benefit plans. During the second quarter of 2004, we plan to contribute $3.6 million, an amount equal to the accumulated benefit obligation through December 31, 2003. The expected contribution for fiscal 2004 is approximately $1.9 million.

Pension Plans

We implemented a cash balance pension plan for our salaried workforce, including the named executive officers, effective January 1, 2002. Benefits under the plan vest after five years of continuous service. The plan recognizes existing service with us or our predecessors for purposes of vesting.

On an annual basis each participant’s account will be credited with the following:

•	contribution credit equal to seven percent (7%) of pensionable earnings plus seven percent (7%) of pensionable earnings in excess of the Social Security Wage Base; and

•	interest credit equal to the average yield for one-year treasury bonds for the previous October, plus one percent (1%).

For the purposes of the plan, “pensionable earnings” are defined as regular annual salary, overtime pay, annual incentive payments and contributions to 401(k) or Section 125 plans.

We also adopted a non-qualified restoration plan which restores the benefits lost by any employee, including any executive officer during any period in which he is not participating in the SERP, under the qualified pension plan as a result of Internal Revenue Code imposed limitations on pensionable income.

As of December 31, 2003, the estimated annual annuities payable at age sixty-five (65) to the named executive officers are as follows:

Name	Current Age	Estimated Annual Payments (1)
Thomas D. O’Malley	62	$405,000
Henry M. Kuchta	47	$540,000
William E. Hantke	56	$372,000
Donald F. Lucey	50	$330,000
Michael D. Gayda	49	$300,000
James R. Voss	37	$300,000
Joseph D. Watson	38	$300,000

(1)	The estimated annual payment assumes the executive officer works until age sixty-five (65), annual base compensation remains unchanged from his current salary and that future incentive compensation awards are equal to 200% of base pay for Mr. O’Malley and 100% of base pay for the other named executive officers. Amounts include estimated benefits under our qualified cash balance plan and the SERP. The interest rate used for determining the annuity under the qualified cash balance plan was 7.0%. The named executive officers are not eligible for benefits under the non-qualified cash balance restoration plan.

Premcor Retirement Savings Plan

Our Savings Plan permits our employees to make before-tax and after-tax contributions and provides for employer incentive matching contributions. Executive officers participate in the plan on the same terms as other eligible employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers.

Compensation Committee Interlocks and Insider Participation

The following individuals served as members of the compensation committee during 2003: Messrs. Lappin, Allen and Friedman. All of the compensation committee members are independent within the meaning of New York Stock Exchange rules. The members of the compensation committee are free from interlocking or other relationships that could result in a conflict of interest. Mr. Friedman is a member of Blackstone. See “Principal Stockholders” and “Related Party Transactions” for additional information regarding the relationship between us and Blackstone.

Compensation Committee Report on Executive Compensation

The compensation committee, which consists entirely of independent directors, reviews and approves all remuneration arrangements for our executive officers and directors, and reviews and approves compensation plans in which executive officers are eligible to participate. The compensation committee presently consists of Messrs. Lappin, Allen and Friedman.

Our compensation program for executive officers is designed to attract, retain and motivate our executive officers to enhance long-term stockholder value. The program consists of the following three key elements:

•	a base salary;

•	a performance-based annual bonus; and

•	long-term equity incentive programs.

Our compensation philosophy:

•	emphasizes variable, incentive-oriented pay that rewards executive officers for achievement of predetermined financial objectives;

•	places increased emphasis on variable pay and long-term incentives at higher levels in the organization;

•	balances the focus on short-term and long-term performance; and

•	utilizes plans which are fair and understandable so that the plans drive performance and do not simply follow performance.

Annual Base Salary

Annual salary is designed to compensate our executive officers at competitive levels and to recognize individual performance and contribution to the creation of stockholder value. Salaries for our executive officers and certain other employees who earn in excess of $200,000 are established by the compensation committee. Individual and/or corporate performance is considered in determining salary amounts.

Annual Bonuses for Calendar Year 2003

For 2003, bonus awards for named executive officers and participants under the Premcor Incentive Compensation Plan were earned solely on the basis of our achievement of earnings per share results. The earnings per share measure has a threshold, target and maximum performance level and a corresponding payout level. For participants in the plan, the threshold performance level was earnings per share of $2.00, the target performance level was earnings per share of $3.50 and the maximum performance level was earnings per share of $5.00. The maximum bonus for participants, other than the named executive officers, was equal to 167% of target bonus. Total 2003 incentive compensation paid to the named executive officers and all other participants under the Premcor Incentive Compensation Plan was $10.3 million.

Option Plans

The 2002 Special Stock Incentive Plan, the 2002 Equity Incentive Plan and the 1999 Stock Incentive Plan are designed to link the interests of the executive officers, key employees, directors and consultants with our stockholders and provide such persons with an equity interest in us. The options are designed to enhance stockholder values by benefiting executive officers, key employees, directors and consultants only if our other stockholders also benefit. The purpose of the plans is to encourage executive officers and others to acquire a larger stock ownership and proprietary interest in us and thereby stimulate the active interest of such persons in our development and financial success. Because stock options are tied to future performance of our common stock, they will provide value only if the price of our common stock exceeds the exercise price of the options.

Basis for CEO Compensation

The compensation program for our chief executive officer, Mr. O’Malley, was established pursuant to his January 30, 2002 employment agreement, as amended from time to time. The agreement provides for a fixed annual base salary, with emphasis on performance-based annual and long-term incentive compensation opportunities designed to align Mr. O’Malley’s interest with those of our stockholders. Mr. O’Malley’s annual base salary has not exceeded $500,000 since his employment in 2002 and his annual bonus is based on our earnings per share, excluding the after-tax impact of any extraordinary or special items, in excess of $2.00 per share. In addition, Mr. O’Malley is to receive an annual grant of 150,000 options for our common stock in each of 2003, 2004 and 2005. In 2002, when we incurred a loss, Mr. O’Malley’s bonus was zero and he waived his stock option grant for 2003. In 2003, Mr. O’Malley’s bonus was $990,002 and his 2004 option grant of 150,000 options was awarded in January 2004. For 2004, Mr. O’Malley’s base salary is currently set at $500,000.

The full board of non-management directors makes an annual evaluation of the chief executive officer’s performance and compensation after receipt and review of a presentation by the compensation committee. The evaluation is based on objective criteria agreed to in advance with the chief executive officer and includes two types of items: 1) financial performance of the business; and 2) the qualitative performance of the chief executive officer including, for example, vision and leadership, accomplishment of long-term strategic objectives and development of management. The results of this review are communicated orally to Mr. O’Malley by the chairman of the compensation committee.

Deductibility of Executive Compensation

In 1993 the tax laws were amended to limit the deduction a publicly held company is allowed for compensation paid to the chief executive officer and the four other most highly compensated executive officers. Generally, amounts paid in excess of $1 million, other than performance-based compensation, may not be deducted. In order to be considered performance-based compensation, one of the criteria imposed by the tax law is that the plan relating to such compensation must be approved by a company’s stockholders. The compensation committee will continue to evaluate maximizing the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate executive officers.

Compensation Committee

Richard C. Lappin (chairperson)

Jefferson F. Allen

Robert L. Friedman

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

The following graph compares the total returns associated with our common stock with the cumulative total return of the Standard & Poor’s (S&P) 500 Composite Stock Price Index and an index of peer companies selected by us. The graph assumes that $100 was invested in our common stock, in the S&P 500 Index, and in the stocks of the peer companies on April 29, 2002, our first day of trading, and that all dividends received within a quarter were reinvested in that quarter. The Peer Group selected by us includes Frontier Oil Corporation, Sunoco, Inc., Tesoro Petroleum Corporation and Valero Energy Corporation.

COMPARISON OF CUMULATIVE TOTAL RETURN

PREMCOR COMMON STOCK, INDUSTRY PEER GROUP, S&P 500

	4/29/02	12/31/02	12/31/03
Premcor Inc. Common Stock	$100.00	$92.63	$108.33
Peer Group Index	$100.00	$73.25	$112.72
S&P 500 Index	$100.00	$82.58	$104.36

The stock price performance graph is based on historical data and is not necessarily indicative of future performance.

Stock Price Performance Graph

PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners

As of March 15, 2004, to our knowledge, the following is a schedule of all persons who beneficially owned more than 5% of our outstanding stock:

Name and Address	Number of Shares Beneficially Owned	Percent of Stock
Blackstone Management Associates III L.L.C (1) 345 Park Avenue New York, NY 10154	29,118,604	39.3%

Occidental Petroleum Corporation (2) 10889 Wilshire Boulevard Los Angeles, CA 90024	9,035,146	12.2%

FMR Corp. (3) 82 Devonshire Street Boston, MA 02109	6,084,610	8.2%

(1)	Blackstone affiliates currently own 29,117,104 shares of our common stock as follows: 23,231,126 shares by Blackstone Capital Partners III Merchant Banking Fund L.P., 4,138,946 shares by Blackstone Offshore Capital Partners III L.P. and 1,747,032 shares by Blackstone Family Investment Partnership III L.P. for each of which Blackstone Management Associates III L.L.C., or BMA, is the general partner having voting and investment power. Messrs. Peter G. Peterson and Stephen A. Schwarzman are the founding members of BMA and as such may be deemed to share beneficial ownership of the shares owned by Blackstone. In addition, Blackstone Management Partners has the right to acquire 1,500 shares upon the exercise of stock options within 60 days of March 15, 2004.
(2)	Includes 9,034,646 shares owned by Occidental C.O.B. Partners, an indirect wholly owned subsidiary of Occidental and 500 shares for which Occidental C.O.B. Partners has the right to acquire upon the exercise of stock options with 60 days of March 15, 2004.
(3)	According to a Statement on Schedule 13G/A filed with the Securities and Exchange Commission on February 17, 2004, wholly-owned subsidiaries or affiliates of FMR Corp., or the Fidelity Funds, including a registered investment advisor, own these shares. FMR Corp. does not have the power to vote or direct the voting of shares owned by the Fidelity Funds, which power resides with Fidelity Funds’ Board of Trustees.

Security Ownership of Directors and Executive Officers

The following table sets forth information concerning the security ownership of directors and the Company’s executive officers named in the Summary Compensation Table as of March 15, 2004.

Name	Number of Shares Beneficially Owned(1)	Percent of Stock
Thomas D. O’Malley	2,937,067	3.9%
Jefferson F. Allen	150,500	*
Wilkes McClave III	150,500	*
Marshall A. Cohen	116,661	*
William E. Hantke	101,333	*
Henry M. Kuchta	75,000	*
Joseph D. Watson	63,000	*
Donald F. Lucey	46,333	*
James R. Voss	40,917	*
Michael D. Gayda	21,333	*
Wayne A. Budd	600	*
Richard C. Lappin	500	*
Stephen I Chazen (2)	—	—
David I. Foley (2)	—	—
Robert L. Friedman (2)	—	—
Directors and executive officers as a group (16 persons) (2)	3,763,578	4.9%

*	Less than 1%
(1)	Includes the following shares which such persons have, or will within 60 days of March 15, 2004 have, the right to acquire upon the exercise of stock options: Mr. O’Malley—1,967,667; Mr. Allen—100,500; Mr. McClave—100,500; Mr. Cohen—51,005; Mr. Hantke—91,333; Mr. Kuchta—65,000; Mr. Watson—58,000; Mr. Lucey—41,333; Mr. Voss—35,917; Mr. Gayda—16,333; Mr. Budd—500; Mr. Lappin—500 and 2,586,422 for all directors and executive officers as a group.
(2)	Mr. Chazen, a director, is an executive officer of Occidental and to the extent he may be deemed to be a control person of Occidental may be deemed to be a beneficial owner of the 9,035,146 shares of common stock owned by Occidental. Mr. Chazen disclaims beneficial ownership of such shares. Messrs Foley and Friedman, both directors, are designees of BMA, which has investment and voting control over 29,118,604 shares held or controlled by Blackstone and as such may be deemed to share beneficial ownership of the shares held or controlled by Blackstone. Each of such persons disclaims beneficial ownership of such shares.

RELATED PARTY TRANSACTIONS

Each of the related party transactions described below was negotiated on an arm’s length basis. We believe that the terms of each such agreement are as favorable as those we could have obtained from parties not related to us.

Our Relationship with Blackstone

The Blackstone Group L.P. is a private investment firm based in New York, founded in 1985. Its main businesses include private equity investing, merger and acquisition advisory services, restructuring advisory services, real estate investing, mezzanine debt investing, collateralized debt obligation investing and asset management. As of March 15, 2004, Blackstone, through its affiliates, beneficially owns 39.3% of our common stock.

Under a Stockholder Agreement dated March 9, 1999 among us, Blackstone and Marshall A. Cohen, one of our directors and stockholders, if Blackstone transfers 25% or more of its holdings of our common stock to a third party, Mr. Cohen or any of his permitted affiliates may require the transferee to purchase a similar percentage of his shares. Conversely, if Blackstone receives and accepts an offer from a third party to purchase 25% or more of its holdings of our common stock, Mr. Cohen must transfer a similar percentage of his shares to the third party. This agreement terminates when Blackstone ceases to beneficially own at least 5% of our common stock on a fully diluted basis.

On January 30, 2003, Blackstone affiliates purchased 1,300,000 shares of our common stock for $24,960,000, pursuant to an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933.

Pursuant to a Registration Rights Agreement, dated April 26, 2002, between us and Blackstone, Blackstone has the right, on up to three occasions, to request that we effect the registration of all or part of Blackstone’s shares. We are obligated to use our best efforts to effect the registration of all of the shares of which Blackstone requests except when in the opinion of the underwriter the number of securities requested to be registered is likely to adversely impact such offering. Blackstone also has the right to include its shares in certain registered public offerings by us. We are obligated to use our best efforts to effect the registration of the Blackstone shares along with the other shares, absent a determination by the underwriter that such registration exceeds the largest number of securities which can be sold without adversely impacting the offering.

Our Relationship with Occidental

Occidental Petroleum Corporation explores for, develops, produces and markets crude oil and natural gas and manufactures and markets a variety of basic chemicals. As of March 15, 2004, Occidental beneficially owns 12.2% of our common stock. We may at times engage in arms length transactions with Occidental or one of its subsidiaries.

Pursuant to a Share Exchange Agreement dated April 27, 1999, we succeeded to, and our subsidiary, Premcor USA, Inc., ceased to be a party to, the Second Amended and Restated Stockholders’ Agreement dated November 3, 1997, originally between Premcor USA and Occidental C.O.B. Partners. That stockholders’ agreement entitles Occidental to designate one director to our board of directors for as long as it holds at least 10% of our fully diluted shares. We have the right of first refusal on any of our shares held by Occidental or a transferee of Occidental intended by such holder to be sold to a third party. Occidental has the right, on one occasion, to request that we effect the registration of all or part of Occidental’s holdings of our common stock. In addition, Occidental has the right to include its holdings of our common stock in any registered public offering by us. We are required to use our best efforts to effect the registration of the shares of our common stock held by Occidental along with our other shares of common stock, unless the underwriters of the offering determine that the registration of the shares of our common stock held by Occidental will adversely impact the offering of our other shares of common stock.

On January 30, 2003, Occidental purchased 1,300,000 shares of our common stock for $24,960,000, pursuant to an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933.

Under an Advisory Agreement, dated November 14, 1997, among us, one of our subsidiaries and Occidental, Occidental may provide us with consulting services related to crude supplier decisions and related purchase and hedging strategies. We did not utilize services under the Advisory Agreement in the year ended December 31, 2003.

Consulting Agreement with Fuel Strategies International

Pursuant to a consulting agreement, Fuel Strategies International, Inc., the principal of which is James P. O’Malley, the brother of Thomas O’Malley, the chairman of our board of directors and our chief executive officer, provides us with monthly consulting services relating to our petroleum coke and commercial operations. The agreement was renewed in May 2003 and amended effective November 2003. The agreement is automatically renewed for additional one-year periods unless terminated by either party upon 90 days notice prior to the expiration of any renewal term. Effective November 2003, the agreement provides that Fuel Strategies will be paid $1,900 per day, which includes expenses. For the year ended December 31, 2003, we paid $387,195 to Fuel Strategies under this agreement.

Transactions and Other Relationships

Marshall A. Cohen, our director, also serves on the board of directors of American International Group, Inc. which, via its subsidiaries, participates in a majority of our insurance lines of coverage.

Mr. Cohen has the right to include his holdings of our common stock and shares issuable upon the exercise of stock options, in certain registered public offerings by us. We are obligated to use our reasonable efforts to register Mr. Cohen’s holdings of our common stock, absent a determination that the registration of his shares will adversely impact the offering of our other shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that during 2003 all of our officers, directors and holders of more than 10% of our common stock complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934. In making this disclosure, we have relied solely on written representations of our directors, officers and more than 10% holders and on a review of copies of reports that have been filed with the Securities and Exchange Commission.

OTHER MATTERS

Stockholder Proposals

Our by-laws establish an advance notice procedure for stockholders to nominate candidates for election as directors, or to present any other business not covered by Rule 14a-8 under the Securities Exchange Act of 1934 before an annual or special meeting of stockholders. Among other things, our by-laws require that the stockholder submit written notice to us of such proposal, the written notice must be received by our secretary not less than 90 days nor more than 120 days prior to May 18, 2005, the first anniversary of the previous year’s annual meeting (or if the date of the annual meeting is advanced by more than 30 days or delayed by more than 70 days from such anniversary date, not earlier than the 120th day prior to such meeting and not later than the later of (x) the 90th day prior to such meeting and (y) the 10th day after public announcement of the date of such meeting is made).

In the event that the number of directors to be elected to the board is increased and there is no public announcement by us naming the nominees for directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice will be timely, but only with respect to nominees for the additional directorships, if it is delivered to our secretary not later than the 10th day following the day on which the public announcement is first made.

If the chairman of the board of directors determines that a person was not nominated, or other business was not brought before the meeting in accordance with the above notice procedures, that person will not be eligible for election as a director, and that business will not be conducted at the meeting.

Other Business

At the date of this Proxy Statement, the only business which the board of directors intends to present or knows that others will present at the Annual Meeting is that hereinabove set forth. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment.

Michael D. Gayda

Secretary

Dated:  March 31, 2004

APPENDIX A

PREMCOR 2002 EQUITY INCENTIVE PLAN

(AS AMENDED THROUGH OCTOBER 24, 2002 AND

AS PROPOSED TO BE AMENDED)

1.	Purpose of the Plan

The purpose of the Plan is to aid the Company and its Affiliates in recruiting, retaining and rewarding key employees, directors or consultants of outstanding ability and to motivate such employees, directors or consultants to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such key employees, directors or consultants will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

2.	Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)	Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b)	Affiliate: Any entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other entity designated by the Board in which the Company or an Affiliate has an interest.

(c)	Award: An Option, Stock Appreciation Right or Other Share-Based Award granted pursuant to the Plan.

(d)	Beneficial Owner: A “beneficial owner,” as such term is defined in Rule 13d-3 under the Act (or any successor rule thereto).

(e)	Blackstone: The Blackstone Group, Blackstone Capital Partners III Merchant Banking Fund L.P, Blackstone Offshore Partners III L.P. and Blackstone Family Investment Partnership III L.P., and their respective affiliates, subsidiaries and general partner.

(f)	Board: The Board of Directors of the Company.

(g)	Change in Control: A change in control shall be deemed to have occurred if any “person” (as such term is used in Sections 13(d) and 14(d) of the Act), other than Blackstone, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of its then outstanding securities entitled to vote in the election of directors.

(h)	Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.

(i)	Committee: The Compensation Committee of the Board, or such other committee as may be appointed by the Board in accordance with Section 4 of the Plan.

(j)	Company: Premcor Inc., a Delaware corporation.

(k)	Effective Date: The date the Board approves the Plan, or such later date as is designated by the Board.

(l)	Fair Market Value: The fair market value of the Shares as of any date shall be as determined from time to time by the Board in good faith. Unless otherwise determined by the Board, (a) if the Shares are traded on NASDAQ, the fair market value of Shares as of any date shall be the closing sale price on that date of a Share as reported in the NASDAQ National Market Issues of the Midwest Edition of the Wall Street Journal, or (b) if the Shares are traded on the New York Stock Exchange, the fair market value of Shares as of any date shall be the closing sale price on that date of a Share as reported on the New York Stock Exchange Composite Tape or, if the Shares are not traded on NASDAQ or the New York Stock Exchange, as applicable, on such date, on the next following date on which it is so traded.

(m)	ISO: An Option that is also an incentive stock option, as described in Section 422 of the Code, granted pursuant to Section 6(c) of the Plan.

(n)	LSAR: A limited stock appreciation right granted pursuant to Section 7(d) of the Plan.

(o)	Option: A stock option granted pursuant to Section 6 of the Plan.

(p)	Option Price: The purchase price per Share under the terms of an Option, as determined pursuant to Section 6(a) of the Plan.

(q)	Other Share-Based Awards: Awards granted pursuant to Section 8 of the Plan.

(r)	Participant: An employee, director or consultant of the Company or an Affiliate who is selected by the Committee to participate in the Plan.

(s)	Person: A “person,” as such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).

(t)	Plan: The Premcor 2002 Equity Incentive Plan.

(u)	RSU: A restricted stock unit, granted pursuant to Section 8 of the Plan, that represents the right to receive a Share.

(v)	Shares: Shares of common stock of the Company, subject to coordination with Section 9 hereof.

(w)	Stock Appreciation Right: A stock appreciation right granted pursuant to Section 7 of the Plan.

(x)	Subsidiary: Any entity that, directly or indirectly, is controlled by the Company, and any entity in which the Company has an equity interest, in either case as determined by the Committee.

3.	Shares Subject to the Plan

The total number of Shares of common stock that may be used to satisfy Awards under the Plan is 4,500,000. The maximum number of Shares subject to Options and Stock Appreciation Rights which may be granted during a calendar year to a Participant shall be one million, respectively. The Shares may consist, in whole or in part, of unissued Shares or previously issued Shares. The issuance of Shares upon the exercise or payment of an Award shall reduce the total number of Shares available under the Plan, as applicable. Shares which are subject to Awards which terminate, lapse or are cancelled may again be used to satisfy Awards under the Plan. If the Option Price of any Option granted under the Plan is satisfied by delivering Shares to the Company, only the number of Shares issued net of the Shares delivered shall be deemed delivered for purposes of determining the maximum numbers of Shares available under the Plan. To the extent any Shares subject to an Award are not delivered to a Participant because such Shares are used to satisfy an applicable tax-withholding obligation, such Shares shall not be deemed to have been delivered for purposes of determining the maximum number of Shares available under the Plan.

4.	Administration

The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part as it determines, including to a subcommittee consisting solely of at least two individuals who are intended to qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto). The Committee may grant Awards under this Plan only to Participants; provided that Awards may also, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or its Affiliates or a company that becomes an Affiliate. The number of Shares underlying such substitute Awards shall be counted against the aggregate number of Shares available for Awards under the Plan. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time, in its sole discretion (including, without limitation, accelerating or waiving any vesting conditions and/or accelerating any payment). The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes of any relevant jurisdiction as a result of the granting, vesting or exercise of an Award, or upon the sale of Shares acquired by the granting, vesting or exercise of an Award. For avoidance of doubt, if at any time the Committee determines that it has not received or required sufficient payment in respect of such withholding, the Committee is authorized to require such additional payments as it determines are necessary, and may withhold from such sources as it determines are necessary, including by payroll deductions.

5.	Limitations

No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

6.	Terms and Conditions of Options

Options granted under the Plan shall be, as determined by the Committee, non-qualified stock options or ISOs for United States federal income tax purposes (or other types of Options in jurisdictions outside the United States), as evidenced by the related Award, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

(a)	Option Price; Exercisability: Options granted under the Plan shall have an Option Price, and shall be exercisable at such time and upon such terms and conditions, as may be determined by the Committee.

(b)	Exercise of Options: Except as otherwise provided in the Plan or in an Award, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of this Section 6 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (i), (ii) or (iii) in the following sentence. Except as otherwise provided in an Award, the purchase price for the Shares as to which an Option is exercised shall be paid in full at the time of exercise at the election of the Participant (i) in cash or its equivalent (e.g., by check), (ii) to the extent permitted by the Committee, in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee, provided, that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee or generally accepted accounting principles), (iii) partly in cash and, to the extent permitted by the Committee, partly in such Shares, provided, that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee or generally accepted accounting principles), or (iv) through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased. The Committee may authorize the Company to make or facilitate loans to Participants to enable them to exercise Options. The Committee may permit Participants to exercise Options in joint- tenancy with the Participant’s spouse. No Participant shall have any rights to dividends or other rights of a shareholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, the Participant has paid in full for such Shares, the Shares in question have been recorded in the Company’s register of shareholders, and, if applicable, the Participant has satisfied any other conditions imposed by the Committee pursuant to the Plan.

(c)	ISOs: The Committee may grant Options under the Plan that are intended to be ISOs. No ISO shall have a per share Option Price of less than the Fair Market Value of a Share on the date granted or have a term in excess of ten years; provided, however, that no ISO may be granted to any Participant who at the time of such grant, owns more than ten percent of the total combined voting power of all classes of shares of the Company or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (A) within two years after the date of grant of such ISO or (B) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition.

(d)	Attestation. Wherever in this Plan or any agreement evidencing an Award a Participant is permitted to pay the Option Price by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of record ownership of such Shares, or, to the extent permitted by the Committee, beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.

(e)	Option Repricing. The Committee may not, without approval of the shareholders of the Company, reprice Options by lowering the exercise price of outstanding Options.

7.	Terms and Conditions of Stock Appreciation Rights

(a)	Grants. The Committee also may grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same Shares covered by an Option ( or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in a Stock Appreciation Right Award).

(b)	Terms. The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee. Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to a payment from the Company of an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, times (ii) the number of Shares covered by the Stock Appreciation Right. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefor an amount equal to (I) the excess of (x) the Fair Market Value on the exercise date of one Share over (y) the Option Price per Share, times (II) the number of Shares covered by the Option, or portion thereof, which is surrendered. The date a notice of exercise is received by the Company shall be the exercise date. Payment shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at such Fair Market Value), all as shall be determined by the Committee. Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share.

(c)	Limitations. The Committee may impose, in its discretion, such conditions upon the exercisability or transferability of Stock Appreciation Rights as it may deem fit.

(d)	Limited Stock Appreciation Rights. The Committee may grant LSARs that are exercisable upon the occurrence of specified contingent events. Such LSARs may provide for a different method of determining appreciation, specify that payment will be made only in cash and provide that any related Awards are not exercisable while such LSARs are exercisable. Unless the context otherwise requires, whenever the term “Stock Appreciation Right” is used in the Plan, such term shall include LSARs.

8.	Other Share-Based Awards

The Committee, in its sole discretion, may grant Awards of Shares, Awards of restricted Shares, Awards of RSUs and other Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value, of Shares (“Other Share-Based Awards”). Such Other Share-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Share-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine: (i) to whom and when Other Share-Based Awards will be made; (ii) the number of Shares to be awarded under (or otherwise related to) such Other Share-Based Awards; (iii) whether such Other Share-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and (iv) all other terms and conditions of such Other Share-Based Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

9.	Adjustments Upon Certain Events

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

(a)	Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off or combination transaction or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends or any transaction similar to the foregoing, the Committee in its sole discretion and without liability to any person may make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the Option Price or exercise price of any Stock Appreciation Right, and/or (iii) any other affected terms of any Award.

(b)	Change in Control. In the event of a Change in Control after the Effective Date, the Committee may, in its sole discretion, provide for: (i) the accelerated vesting or exercisability of any outstanding Awards then held by Participants that are otherwise unexercisable or unvested, as the case may be, to the extent determined by the Committee and as of a date selected by the Committee; (ii) the termination of an Award upon the consummation of the Change in Control, and the payment of a cash amount in exchange for the cancellation of an Award which, in the case of Options and Stock Appreciation Rights, may equal the excess, if any, of the Fair Market Value of the Shares subject to such Options or Stock Appreciation Rights over the aggregate exercise price of such Options or Stock Appreciation Rights; and/or (iii) the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder.

10.	No Right to Employment or Awards

The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the employment or service or consulting relationship of a Participant and shall not lessen or affect the Company’s or Affiliate’s right to terminate the employment or service or consulting relationship of such

Participant. No Participant or other person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

11.	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

12.	Nontransferability of Awards

Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant other than by will or by the laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

13.	Amendments or Termination

The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would (i) without the consent of the Company’s shareholders, increase the maximum number of shares available for Awards under the Plan or (ii) without the consent of a Participant, diminish any of the rights of the Participant under any Award previously granted to such Participant under the Plan; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit Awards to meet the requirements of the Code or other applicable laws.

14.	International Participants

With respect to Participants, if any, who reside or work outside the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the provisions of local law, and the Committee may, where appropriate, establish one or more sub-plans to reflect such amended or varied provisions.

15.	Choice of Law

The Plan shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws.

16.	Effectiveness of the Plan

The Plan shall be effective as of the Effective Date, subject to the approval of the shareholders of the Company.

IN WITNESS WHEREOF, Premcor Inc. has caused this Plan to be executed this              day of                             , 2004.

PREMCOR INC.

Michael D. Gayda Senior Vice President, General Counsel And Secretary

APPENDIX B

CHARTER OF THE AUDIT COMMITTEE OF PREMCOR INC.

1.	PURPOSE

The primary function of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) of Premcor Inc. (the “Corporation”) in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation’s systems of internal controls regarding finance, accounting, compliance that management and the Board have established; and the Corporation’s auditing, accounting and financial reporting processes generally. Consistent with this function, the Committee should encourage continuous improvement of, and adherence to, the Corporation’s policies, procedures and practices at all levels. The Committee’s primary duties and responsibilities are to:

•	Serve as an independent and objective party to monitor the Corporation’s financial reporting process and internal control system.

•	Review and appraise the qualifications, independence and audit efforts of the Corporation’s independent auditor and internal auditing department.

•	Provide an open avenue of communication among the independent auditor, financial and senior management, the internal auditing department, and the Board.

The Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

The function of the Committee is oversight. It is not the Committee’s responsibility to certify the Corporation’s financial statements or to guarantee the report of the independent auditor. The Corporation’s management is responsible for the (i) preparation, presentation and integrity of the Corporation’s financial statements, (ii) maintenance of appropriate accounting and financial reporting principles and policies, and (iii) maintenance of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditor is responsible for planning and carrying out a proper audit and reviews. In fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not full-time employees of the Corporation. As such, it is not the duty or responsibility of the Committee or its members to conduct auditing or accounting reviews or procedures, except to the extent described below under “Performance Evaluations”. Each member of the Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Corporation from which it receives information and (ii) the accuracy of the financial and other information provided to the Committee by such persons and organizations absent actual knowledge to the contrary (which shall be promptly reported to the Corporation’s Board). In addition, the evaluation of the Corporation’s financial statements by the Committee is not of the same scope as, and does not involve the extent of detail as, audits performed by the independent auditor, nor does the Committee’s evaluation substitute for the responsibilities of the Corporation’s management for preparing, or the independent auditor for auditing, the Corporation’s financial statements.

2.	COMPOSITION

The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be (i) “independent,” as defined under Section 10A(m)(3) of the Securities Exchange Act of 1934, the rules of the New York Stock Exchange and any other securities exchange on which the Corporation’s securities are listed, and (ii) free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall be financially literate, and at least one member of the Committee shall have accounting or related financial management expertise as such qualifications are interpreted by the Board in its business judgment, and qualify as a “financial expert” as defined by the U.S. Securities and Exchange Commission. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant. No member shall serve on the audit committees of more than a total of three public companies without further consultation of the Board.

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

The compensation to be paid by the Corporation to any Committee member must consist solely of director’s compensation; provided, however, that pension or other deferred compensation that is not contingent on future service to the Corporation will not be deemed to violate this requirement. Directors will be reimbursed for their expenses incurred in performing their duties.

3.	MEETINGS

A majority of the Committee shall constitute a quorum. The Committee may act by a majority of the members present at a meeting of the Committee. In the event of a tie vote on any issue, the Chair’s vote shall decide the issue. The Committee shall meet in person or telephonically at least four times annually, or more frequently as circumstances dictate. The Committee may delegate some or all of its duties to a subcommittee comprised of one or more members of the Committee. The Committee may ask members of management or others whose advice and counsel are relevant to the issues then being considered by the Committee to attend any meetings and to provide such pertinent information as the Committee may request.

As part of its job to foster open communication, the Committee should meet at least annually with management, the director of the internal auditing department and the independent auditor in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately.

4.	RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Committee shall:

Documents/Reports Review

A.	Review with financial management and the independent auditor the Corporation’s annual financial statements, including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

B.	Review with financial management and the independent auditor the Corporation’s quarterly financial statements, including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to their filing or prior to the release of earnings. The Chair of the Committee may represent the entire Committee for purposes of this review.

C.	As appropriate, review any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent auditor.

D.	Review the regular internal reports to management prepared by the internal auditing department and management’s response.

E.	Discuss earnings press releases, and, as appropriate, financial information and earnings guidance provided to analysts and rating agencies. This discussion may be done generally (i.e., discussion of the types of information to be disclosed and the type of presentation to be made). The Committee is not required to discuss in advance each earnings press release or each instance in which the Corporation provides earnings guidance.

F.	Prepare an audit committee report satisfying the requirements of the Securities Exchange Act of 1934 to be included in the Corporation’s annual proxy statement.

G.	Review with management guidelines and policies to govern the process by which risk assessment and management is undertaken.

Independent Auditor

H.	Retain and terminate the Corporation’s independent auditor (subject, if applicable, to shareholder ratification). The Committee shall have the sole authority to approve and/or pre-approve all audit engagement fees and terms, as well as all significant non-audit engagements with the independent auditor. The Committee must approve, but need not pre-approve, non-audit services that fall within the “De Minimis Exception” set forth in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934.

I.	At least annually, obtain and review a report by the independent auditor describing: the independent auditor’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the independent auditor and the Corporation. After reviewing the foregoing report and the independent auditor’s work throughout the year, the Committee shall evaluate the auditor’s qualifications, performance and independence. This evaluation shall include the review and evaluation of the lead partner of the independent auditor and the appropriateness of rotating the audit firm itself. In making its evaluation, the Committee shall take into account the opinions of management and the Corporation’s internal auditing department. The Committee shall present its conclusions with respect to the independent auditor to the full Board.

J.	Review the performance of the independent auditor and approve any proposed discharge of the independent auditor when circumstances warrant.

K.	Periodically consult with the independent auditor out of the presence of management about internal controls and the fullness and accuracy of the Corporation’s financial statements.

L.	Review with the independent auditor any audit problems or difficulties and management’s response. The Committee must regularly review with the independent auditor any difficulties the auditor encountered in the course of the audit work, including any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management. The review should also include discussion of the responsibilities, budget and staffing of the Corporation’s internal auditing department.

M.	Set clear hiring policies for the hiring by the Corporation of employees or former employees of the independent auditor.

Financial Reporting Processes

N.	In consultation with the independent auditor and the internal auditing department, review the integrity of the Corporation’s financial reporting processes, both internal and external.

O.	Consider the independent auditor’s judgment about the quality and appropriateness of the Corporation’s accounting principles as applied in its financial reporting.

P.	Consider and approve, if appropriate, major changes to the Corporation’s auditing and accounting principles and practices as suggested by the independent auditor, management, or the internal auditing department.

Process Improvement

Q.	Establish procedures for (i) the receipt, retention and treatment of complaints received by the Corporation, regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

R.	Establish regular and separate systems of reporting to the Committee by each of management, the independent auditor and the internal auditing department regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

S.	Following completion of the annual audit, review separately with each of management, the independent auditor and the internal auditing department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

T.	Review any significant disagreement among management and the independent auditor or the internal auditing department in connection with the preparation of the financial statements.

U.	Review with the independent auditor, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

Compliance

V.	Ensure that management has the proper review system in place to ensure that the Corporation’s financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements.

W.	Review activities, organizational structure, and qualifications of the internal auditing department.

X.	As appropriate, review, with the Corporation’s outside legal counsel, legal compliance matters including corporate securities trading policies.

Y.	As appropriate, review, with the Corporation’s outside legal counsel, any legal matter that could have a significant impact on the Corporation’s financial statements.

Z.	As appropriate, obtain advice and assistance from outside legal counsel and accounting or other advisors.

AA.	Perform any other activities consistent with this Charter, the Corporation’s By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

BB.	Report regularly to the Board and review with the Board any issues that arise with respect to the quality or integrity of the financial statements, compliance with legal or regulatory requirements, performance and independence of auditors and performance of internal audit function.

5.	PERFORMANCE EVALUATION

At least annually, the Committee shall review the adequacy of this Charter, evaluate its performance hereunder and, as appropriate, revise this Charter.

While the fundamental responsibility for the Corporation’s financial statements and disclosures rests with management and the independent auditor, the Committee shall review: (i) major issues regarding accounting principles, and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles, and major issues as to the adequacy of the Corporation’s internal controls and any special audit steps adopted in light of material control deficiencies; (ii) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Corporation’s financial statements, including analyses of the effects of using alternative methods under generally accepted accounting principles (“GAAP”) on the financial statements; (iii) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Corporation’s financial statements; and (iv) earnings press releases (paying particular attention to any use of “pro forma,” or “adjusted” non-GAAP, information) and, as appropriate, financial information and earnings guidance provided to analysts and rating agencies.

6.	RESOURCES AND AUTHORITY OF THE COMMITTEE

In discharging its oversight responsibilities, the Committee shall have unrestricted access to the Corporation’s management, books and records and the authority to retain, at the Corporation’s expense, outside counsel, accountants or other consultants in the Committee’s sole discretion. The Committee may direct any officer of the Corporation, the independent auditor and/or the Corporation’s internal auditing department to inquire into and report to the Committee on any matter. Nothing contained in this Charter is intended to, or should be construed as, creating any responsibility or liability of the members of the Committee except to the extent otherwise provided under applicable Delaware law which shall continue to set the legal standard for the conduct of the members of the Committee.

PREMCOR INC.

Annual Meeting of Stockholders May 18, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking any proxy heretofore given, hereby appoints Thomas D. O’Malley and Michael D. Gayda, or either of them, proxies of the undersigned, with full power of substitution, with respect to all of the shares of stock of PREMCOR INC. (“Premcor”) which the undersigned is entitled to vote at Premcor’s Annual Meeting of Stockholders to be held on Tuesday, May 18, 2004, and at any adjournment thereof.

(Continued, and to be marked, dated and signed, on the reverse side)

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ANNUAL MEETING OF STOCKHOLDERS OF

PREMCOR INC.

May 18, 2004

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯  Please detach along perforated line and mail in the envelope provided.  ¯

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS: To elect the nine (9) nominees for director listed below for a term of one year.

NOMINEES
☐ FOR ALL NOMINEES	☐ Thomas D. O’Malley
☐ Jefferson F. Allen
☐ WITHHOLD AUTHORITY	☐ Wayne A. Budd
FOR ALL NOMINEES	☐ Stephen I. Chazen
☐ Marshall A. Cohen
☐ FOR ALL EXCEPT	☐ David I. Foley
(See instructions below)	☐ Robert L. Friedman
☐ Richard C. Lappin
☐ Wilkes McClave III

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:  •

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

	FOR	AGAINST	ABSTAIN
2. Proposal to amend the Premcor 2002 Equity Incentive Plan	☐	☐	☐
3. Proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors of Premcor Inc. for the fiscal year ending December 31, 2004.	☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

The board of directors recommends a vote FOR Proposals 2 and 3.

Receipt of the Notice of Annual Meeting and of the Proxy Statement and Annual Report to Stockholders of Premcor Inc. is hereby acknowledged.

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Stockholder                                                               Date:                          Signature of Stockholder                                                              Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as exector, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized persons.

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